UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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LendingClub Corporation (Name of Registrant as Specified in its Charter)

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71 Stevenson Street, Suite 300
San Francisco, California 94105

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2016

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of LendingClub Corporation (Annual Meeting) will be held on June 7, 2016 at 11:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/LC2016. There is no physical location for the Annual Meeting.
At the Annual Meeting, you will be asked to:

1.
Elect John J. Mack, Mary Meeker and John C. (Hans) Morris as Class II directors, each of whom is currently serving on our Board of Directors, to serve until the 2019 annual meeting of stockholders or until his or her successor has been elected and qualified or his or her earlier death, resignation or removal.

2.	Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

4.	Transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on April 11, 2016 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,

Jason Altieri
Corporate Secretary
San Francisco, California
April 26, 2016
Whether or not you expect to participate in the Annual Meeting, please vote via the Internet, by phone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2016: THIS PROXY STATEMENT, PROXY, AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM

PROXY STATEMENT

April 26, 2016

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What is the purpose of the proxy materials?

The accompanying Notice of Internet Availability of Proxy Materials (Notice), Proxy Statement, form of proxy and Annual Report on Form 10-K for the year ended December 31, 2015 (Annual Report) contains information about the 2016 Annual Meeting of Stockholders (Annual Meeting) of LendingClub Corporation, a Delaware corporation (“Lending Club,” “we,” “us,” or “our’) and will be used to solicit proxies from our stockholders on behalf of the Board of Directors for the matters to be voted on at the Annual Meeting as described in this Proxy Statement.

The Notice, Proxy Statement, form of proxy and Annual Report on Form 10-K are being distributed and made available to stockholders on or about April 26, 2016. As a stockholder, you are invited to participate in the Annual Meeting via the Internet by visiting www.virtualshareholdermeeting.com/LC2016 and to vote on the items of business described in this Proxy Statement. The Annual Meeting will be held on June 7, 2016 at 11:00 a.m. Pacific Time.

2.	Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on April 11, 2016, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 381,384,044 shares of common stock outstanding and entitled to vote (not including treasury shares). Holders of our common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum is present if stockholders holding at least a majority of the voting power of the shares of our common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are considered the stockholder of record of those shares, and the Notice was provided to you. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to participate in the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

3.	How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for stockholders of record) or voting instruction form (for holders of shares in street name) available when you access the web page.

By Phone

You may vote by phone by calling the toll-free phone number on the proxy card (1-800-690-6903), which is available 24 hours a day, and following the prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by phone.

By Mail

If you received your proxy materials by mail, you may vote by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided.

By Attending the Annual Meeting

If you are a stockholder of record, you can participate in the Annual Meeting online at www.virtualshareholdermeeting.com/LC2016 and vote your shares during the Annual Meeting. You will need the 12-digit control number included with these proxy materials to participate in the Annual Meeting.

Time for Voting Your Shares By Internet, By Phone or By Mail

You may vote via the Internet or by phone up until 8:59 PM Pacific Time on June 6, 2016. If you vote by mail, your proxy card must be received by June 6, 2016.

4.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the Securities and Exchange Commission (SEC) rules, we use the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, we are sending the Notice to our stockholders with instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one.

5.	How can I access the proxy materials over the Internet?

The Notice provides instructions regarding how to view our proxy materials for the Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and to vote, you will need to visit www.proxyvote.com and have available your 16-digit control number(s) contained on your Notice.

If you received printed copies of the proxy materials this year, we encourage you to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce our costs associated with the printing and mailing of materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. You can terminate your election to receive proxy materials by email at any time.

6.    How can I participate in the Annual Meeting?

You will be able to participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LC2016. If you are a stockholder of record, you will also be able to vote your shares electronically at the Annual Meeting.

7.    Why is the Annual Meeting being held only online?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the company. We believe that hosting a virtual Annual Meeting will enable increased stockholder participation since stockholders can participate from any location around the world.

8.    How does the Board of Directors recommend I vote?

The Board of Directors recommends that you vote as follows:

“FOR” the election of John J. Mack, Mary Meeker and John C. (Hans) Morris as Class II directors (see Page 34);

“FOR” the approval of the compensation of our named executive officers as described under “Executive Compensation” (see Page 35); and

“FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (see Page 36).

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board of Directors set forth above.

The Board of Directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy in their discretion

9.    What votes are required to approve each of the proposals?

Proposal One. The three director nominees receiving the highest number of affirmative votes will be elected.

Proposal Two. The compensation of our named executive officers, as disclosed in the Proxy Statement, will be approved on a an advisory basis by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. As an advisory vote, this proposal is not binding. However, our Board of Directors and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal Three. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, will be determined by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting.

10.    What is a broker non-vote and how are they and abstentions counted?

Broker non-votes are shares held by a broker or nominee that do not have discretionary authority to vote on “non-routine” matters and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole "routine" matter—Proposal Three—the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm. Your broker or nominee will not have discretion to vote on the following “non-routine” matters absent express direction from you: Proposal One—the election of directors and Proposal Two—the non-binding advisory vote on the compensation of our named executive officers.

Broker non-votes and abstentions from voting (including brokers or nominees holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not voted affirmatively or negatively, neither will be counted as “votes cast” and thus do not have an effect on the outcome of proposals one, two or three.

11.    How will my proxy be voted?

All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of directors, as a vote “for” election of all nominees presented by the Board of Directors.

For Proposal One, each director is elected by a plurality of the votes cast for the election of directors at the Annual Meeting. "Plurality" means that the individuals who receive the largest number of votes cast "FOR" are elected as directors. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Approvals of Proposals Two and Three require the affirmative vote of a majority of the shares cast “FOR” such proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

12.    How do I change or revoke my proxy?

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or during the Annual Meeting, by voting again on a later date on the Internet or by phone (only your latest Internet or phone proxy submitted prior to the Annual Meeting will be counted) or by participation at the Annual Meeting and voting at the Annual Meeting via the Internet. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must vote via a legal proxy at the Annual Meeting.

13.    Who will count the votes?

We have designated a representative of Broadridge as the Inspector of Elections who will count the votes.

14.How can I make proposals or nominate a director at next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our amended and restated bylaws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our Proxy Statement and form of proxy relating to our annual meeting of stockholders to be held in 2017, the proposal or nomination must be received by us at our principal executive offices no later than December 23, 2016. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2017 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between February 22, 2017 and March 24, 2017 and comply with the other provisions of our amended and restated bylaws.

15.Who pays for the expenses of solicitation?

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the proxies and other soliciting materials, we or our agents may also solicit proxies in person, by phone or email. Following the original mailing of the proxies and other soliciting materials, we will request that banks, brokers, custodians, nominees and other stockholders of record of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other stockholders of record for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Stockholders voting via phone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from phone companies and Internet access providers, which must be borne by the stockholder.

16.    I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to be convenient for stockholders and companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, you may notify your broker. Additionally, upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice and, if applicable, our Annual Report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice o and, if applicable, annual report on Form 10-K and other proxy materials, you may write or call Investor Relations at 71 Stevenson Street, Suite 300, San Francisco, California 94105, Attn: Investor Relations, telephone number (415) 632-5600.

Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and Proxy Statements by contacting your broker or us at the address or telephone number identified above.

17.    How do I request paper copies of the proxy materials, including the annual report?

You may request paper copies of the 2016 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

Additionally, we will mail without charge, upon written request, a copy of our Annual Report on Form 10-K, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to 71 Stevenson Street, Suite 300, San Francisco, California 94105, Attn: Investor Relations. The Annual Report on Form 10-K is also available at ir.lendingclub.com.

18.    Will a list of stockholders be made available?

We will make a list of record holders available ten days prior to the Annual Meeting, at our offices located at 71 Stevenson Street, Suite 300, San Francisco, California 94105. Please contact us at (415) 632-5600 if you wish to inspect the list of stockholders prior to the Annual Meeting

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

Our business affairs are managed under the direction of our Board of Directors, which is currently comprised of eight members. Our Board of Directors may establish the authorized number of directors from time to time by resolution. Seven of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

During 2015, the Board of Directors held four meetings and acted by unanimous written consent six times. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served, other than Daniel Ciporin, who attended 10 out of 14, or 71%, of the meetings of the Board of Directors, Compensation Committee and Risk Committee. Typically, in conjunction with the regularly scheduled meetings of the board, the independent directors also meet in executive sessions outside the presence of management. No one director is pre-selected to preside over such meetings; instead, a presiding director is determined informally at each executive session by the directors in attendance.

Although we do not have a formal policy regarding annual meeting attendance by members of our Board of Directors, we encourage our directors to attend. Two directors attended our 2015 annual meeting of stockholders.

Our Class II directors, if elected, will continue to serve as directors until the 2019 annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Our Board of Directors has adopted Corporate Governance Guidelines, which can be accessed at http://ir.lendingclub.com under the heading “Governance Documents.”

Board Leadership

Mr. Laplanche, our founder and Chief Executive Officer, serves as Chairman of our Board of Directors, which we believe provides more consistent communication and coordination throughout the organization, and results in a more effective and efficient implementation of corporate strategy. Our Board of Directors further believes that this combination is important in unifying our strategy behind a single vision. We believe this structure provides consistent and effective oversight of our management and is optimal for us and our stockholders.

Board Role in Risk Oversight

Risk is an inherent part of our business and is critical to our innovation and success. We reward our executives for taking responsible risks in line with our strategic objectives and overall risk appetite. To ensure that we are executing according to our strategic objectives, our Board of Directors as a whole takes responsibility for overseeing our risk management, directly and through its committees. The oversight responsibility of the Board of Directors and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board of Directors about the identification and assessment of key risks and our risk mitigation strategies. The full Board of Directors has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including related policies and procedures. Our Audit Committee also reviews our process for monitoring compliance with laws and regulations affecting financial reporting and oversees our internal audit function. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Compensation Risk Assessment.” Our Risk Committee assists our Board of Directors in its oversight of our key risks, including credit, technology and security, strategic, legal and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Risk Committee also assists our Audit and Compensation Committees in the review and assessment of risks in those areas. The Audit, Compensation and Risk committees provide reports to the full Board of Directors regarding these and other matters.

Director Independence

Under the rules of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that Daniel Ciporin, Jeffrey Crowe, John J. Mack, Mary Meeker, John C. (Hans) Morris, Lawrence Summers and Simon Williams, representing seven of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of the New York Stock Exchange. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of these committees has a written charter, which are available on our website at http://ir.lendingclub.com under the heading “Governance Documents.”

Audit Committee

The members of our Audit Committee are Jeffrey Crowe, John C. (Hans) Morris and Simon Williams (chair). All of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the New York Stock Exchange. Our Board of Directors has determined that Mr. Morris is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the New York Stock Exchange.

In addition, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the board of directors or any other committee of the board of directors (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the New York Stock Exchange.

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal controls over financial reporting, our internal audit function, and the independence of our independent registered public accounting firm. Our Audit Committee receives internal control-related assessments and reviews and discusses our annual and quarterly consolidated financial statements with management. In fulfilling its oversight responsibilities with respect to compliance matters affecting financial reporting, our Audit Committee meets at least quarterly with management, our internal audit department, our independent registered public accounting firm, our internal legal counsel and compliance department to discuss risks related to our financial reporting function.

During 2015, our Audit Committee held twelve meetings.

Compensation Committee

The members of our Compensation Committee are Daniel Ciporin, Jeffrey Crowe (chair) and John J. Mack. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the New York Stock Exchange.

Our Compensation Committee oversees our executive officer and director compensation arrangements, plans, policies and programs and administers our cash-based and equity-based compensation plans and arrangements for employees generally. From time to time, our Compensation Committee may delegate its authority to subcommittees and to our officers, as it may be deemed necessary or appropriate.

During 2015, our Compensation Committee held five meetings and acted by unanimous written consent six times.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are John J. Mack (chair), Mary Meeker and Lawrence Summers. All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the New York Stock Exchange.

Our Nominating and Corporate Governance Committee ensures that our Board of Directors is properly constituted to meet its statutory, fiduciary and corporate governance oversight. Our Nominating and Corporate Governance Committee will advise our Board of Directors on corporate governance matters and board performance matters, including making recommendations regarding director nominations and new appointments, the structure and composition of our Board of Directors and board committees and developing, recommending and monitoring compliance with corporate governance guidelines and policies and our code of conduct and ethics.

During 2015, our Nominating and Corporate Governance Committee held one meeting.

Risk Committee

The members of our Risk Committee are Daniel Ciporin, John C. (Hans) Morris (chair), Lawrence Summers and Simon Williams.

Our Risk Committee assists our Board of Directors in its oversight of our key risks, including credit, technology and security, strategic, legal, regulatory (other than related to our financial statements) and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The chair of our Risk Committee assists our Audit Committee in its review of the risks that have been delegated to our Audit Committee in its charter.

During 2015, our Risk Committee held five meetings.

Code of Conduct and Ethics

Our Board of Directors adopted a code of conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and our other executive officers. The full text of the code of conduct and ethics is posted on the investor relations section of our website at http://ir.lendingclub.com under the heading “Governance Documents.” We intend to disclose future amendments to certain provisions of our code of conduct and ethics, or waivers of these provisions, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past fiscal year been one of our officers or employees. None of our executive officers currently serves or in the past fiscal year has served as a member of our Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.

Information Regarding Our Directors

The following table sets forth the names, ages as of March 31, 2016, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board of Directors:

Directors with Terms expiring at the Annual Meeting	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
John J. Mack (1)(2) (nominee)	II	71	Director	2012	2016	2019
Mary Meeker (2) (nominee)	II	56	Director	2012	2016	2019
John C. (Hans) Morris (3)(4) (nominee)	II	57	Director	2013	2016	2019
Continuing Directors
Daniel Ciporin (1)(4)	I	58	Director	2007	2018	—
Jeffrey Crowe (1)(3)	I	59	Director	2007	2018	—
Renaud Laplanche	III	45	Founder, Chief Executive Officer and Chairman	2006	2017	—
Lawrence Summers (2)(4)	III	61	Director	2012	2017	—
Simon Williams (3)(4)	III	58	Director	2014 (5)	2017	—

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Risk Committee.

(5)	Mr. Williams also previously served as a member of our Board of Directors from November 2010 to October 2011.

Nominees for Director

John J. Mack joined our Board of Directors in April 2012. Mr. Mack served as Chairman of the Board of Morgan Stanley, a financial services company, from 2005 to 2011, and served as the Chief Executive Officer of Morgan Stanley from June 2005 until December 2009, during which time he oversaw the firm’s conversion into a bank holding company. Mr. Mack was Co-Chief Executive Officer of Credit Suisse Group from 2003 to 2004 and the President, Chief Executive Officer and a director of Credit Suisse First Boston from 2001 to 2004. He became the President, Chief Operating Officer and a director of Morgan Stanley Dean Witter & Co. in 1997 and served in that position until 2001. Mr. Mack joined Morgan Stanley in 1972 in the bond department and served as head of the Worldwide Taxable Fixed Income Division from 1985 to 1992, became Chairman of the Operating Committee in 1992 and became President in 1993. Mr. Mack is a senior advisor to Morgan Stanley & Co. LLC. Mr. Mack holds a B.A. in history from Duke University. Mr. Mack was chosen to serve on our Board of Directors because of his extensive experience advising and managing banking and financial services companies.

Mary Meeker joined our Board of Directors in June 2012. Ms. Meeker is a General Partner at Kleiner Perkins Caulfield and Byers, or KPCB and serves on the Board of Directors at Square, Inc., where she is a member of the compensation committee. Ms. Meeker joined KPCB in December 2010. She focuses on investments in the firm’s digital practice and helps lead KPCB’s U.S. $1.75 billion Digital Growth Funds, targeting high-growth internet companies that have achieved rapid adoption and scale. From 1991 to 2010, Ms. Meeker worked at Morgan Stanley, where she served as a managing director and research analyst. Ms. Meeker holds a B.A. and Honorary Doctor of Letters degree from DePauw University and an M.B.A. from Cornell University. Ms. Meeker was chosen to serve on our Board of Directors because of her extensive experience advising and analyzing technology companies.

John C. (Hans) Morris joined our Board of Directors in February 2013. Mr. Morris founded Nyca Partners, a venture capital and advisory company, in 2014 and is the managing partner. From January 2010 until January 2014, he also served as a managing director and special advisor at General Atlantic, a growth equity firm. Mr. Morris previously served as the President of Visa, Inc. from 2007 to 2009. Prior to Visa, Mr. Morris spent 27 years at Citigroup, a banking and financial services company, and its predecessor companies in various leadership positions, with his final position as Chief Financial Officer and Head of Finance, Technology and Operations for Citi Markets and Banking. Mr. Morris also serves on the Board of Directors of KCG Holdings, Inc. and four other privately held companies. Mr. Morris holds a B.A. in government from Dartmouth College. Mr. Morris was chosen to serve on our Board of Directors because of his extensive experience in the banking and financial services industry and his financial expertise.

Continuing Directors

For information on the business background of Mr. Laplanche, see “Executive Officers” below.

Daniel Ciporin has been a member of our Board of Directors since August 2007. Mr. Ciporin joined Canaan Partners, an investment firm, in March 2007 and is currently a general partner specializing in digital media, financial technology and e-commerce investments. From March 2006 to March 2007, Mr. Ciporin served as Chairman of the Internet Lab. From January 1999 to June 2005, Mr. Ciporin served as Chairman and Chief Executive Officer of Shopping.com. Prior to Shopping.com, Mr. Ciporin served as senior vice president of MasterCard International, where he managed global debit services. Mr. Ciporin currently serves on the Board of Directors of Borderfree, Inc. and several privately-held companies. Previously, Mr. Ciporin served on the Board of Directors of Primedia Inc. from 2006 to 2011 and Corel Corporation from 2007 to 2010. Mr. Ciporin holds an A.B. from Princeton University’s Woodrow Wilson School of Public and International Affairs and an M.B.A from Yale University. Mr. Ciporin was chosen to serve on our Board of Directors because of his extensive experience in the technology, e-commerce and consumer credit industries and his investment and operational expertise.

Jeffrey Crowe has been a member of our Board of Directors since August 2007. Mr. Crowe joined Norwest Venture Partners, an investment firm, in 2004 and became managing partner in 2013. Mr. Crowe focuses on investments in the internet, consumer and software arenas and currently serves on the Board of Directors of RetailMeNot, Inc. and several privately held companies. From December 1999 to April 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid. From May 1990 to November 1999, Mr. Crowe served as the Chief Executive Officer and director of Edify Corporation. Mr. Crowe holds a B.A. in history from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. Mr. Crowe was chosen to serve on our Board of Directors because of his extensive experience advising internet and consumer companies.

Lawrence Summers joined our Board of Directors in December 2012. Mr. Summers is the Charles W. Eliot University Professor & President Emeritus of Harvard University and the Weil Director of the Mossavar-Rahmani Center for Business & Government at Harvard’s Kennedy School. Mr. Summers also serves on the Board of Directors of Square, Inc., where he is a member of the audit and risk committee. He became a tenured member of Harvard University’s faculty in 1983, served as President from 2001 to 2006 and returned to Harvard in 2011. He has served in various senior policy positions in Washington, D.C., including Secretary of the Treasury from 1999 to 2001, Director of the National Economic Council for President Obama from 2009 to 2011 and Vice President of Development Economics and Chief Economist of the World Bank from 1991 to 1993. He holds a B.S. in economics from the Massachusetts Institute of Technology and a Ph.D. in economics from Harvard University. Mr. Summers was chosen to serve on our Board of Directors because of his extensive economic, financial and business experience.

Simon Williams has been a member of our Board of Directors since November 2014 and previously served as a member of our Board of Directors from November 2010 to October 2011. From July 2011 to December 2014, Mr.

Williams served as the Group General Manager, Group Head of Wealth Management at HSBC Bank’s wealth management business. Prior to joining HSBC, Mr. Williams served as the Chairman and Chief Executive Officer of Camelot Financial Capital Management, a global investment group, which he founded in 2007. Previously, he served as a Senior Executive at Citigroup, Inc., holding various roles during his career, including Chief Risk Officer of Citibank Global Consumer Group. In addition, Mr. Williams has held senior management roles at GE Capital, Bain & Co. and PricewaterhouseCoopers LLP. Mr. Williams holds a degree in Mathematics from Exeter University and an M.B.A from INSEAD in France, where he graduated with Distinction. Mr. Williams is also a member of the Institute of Chartered Accountants in England and Wales. Mr. Williams was chosen to serve on our Board of Directors because of his extensive experience in the credit and financial industries and his investment, financial and operational expertise.

Considerations in Evaluating Director Nominees

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Candidates may come to its attention through current members of our Board of Directors, professional search firms, stockholders or other persons. In its evaluation of director candidates, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Nominating and Corporate Governance Committee considers include business experience, diversity and personal skills in consumer Internet, technology, banking, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board. Exceptional candidates who do not meet all of these criteria may still be considered. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, it considers diversity in identifying director nominees, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of our company. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for selection.

The Board of Directors does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the Annual Meeting must comply with certain procedures. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.11 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, LendingClub Corporation, 71 Stevenson Street, Suite 300, San Francisco, California 94105. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of Stockholders must be in writing and notice must be delivered to the Secretary at our principal executive offices not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting.

Director Compensation

Each non-employee member of our Board of Directors receives an annual cash retainer of $40,000. In addition, non-employee members of our Board of Directors who are not affiliated with our significant stockholders receive an equity award upon initial election to our Board of Directors having a value equal to at least $574,000 and a four-year vesting schedule. Each non-employee member of our Board of Directors receives an annual equity award having a value of $200,000 that vests quarterly over one-year. Mr. Laplanche, our Chief Executive Officer, receives no compensation for his service as a director.

From time to time, we reimburse certain of our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board and committee meetings.

Compensation for 2015

The following table provides information regarding the total compensation to each of our non-employee directors that served during 2015.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Daniel Ciporin (3)	40,000	—	200,009	240,009
Jeffrey Crowe (4)	40,000	—	200,009	240,009
Rebecca Lynn (5)	—	—	—	—
John J. Mack (6)	40,000	—	200,009	240,009
Mary Meeker (7)	40,000	—	200,009	240,009
John C. (Hans) Morris (8)	40,000	—	200,009	240,009
Lawrence Summers (9)	40,000	—	200,009	240,009
Simon Williams (10)	40,000	3,680,928	200,009	3,920,937

(1)
Amounts reflect the aggregate grant date fair value of the RSUs, or options in the case of Mr. Williams, granted in 2015, without regard to forfeitures, computed in accordance with ASC 718. Assumptions used in the calculation of this amount are included in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. This amount does not reflect the actual economic value realized by the director.

(2)	Includes annual award of RSUs having a value of approximately $200,000 (rounded up to the nearest whole RSU) for non-employee directors.

(3)	As of December 31, 2015, Mr. Ciporin held 11,717 RSUs, which vest on June 10, 2016 so long as Mr. Ciporin is a member of our Board of Directors on such date.

(4)	As of December 31, 2015, Mr. Crowe held 11,717 RSUs, which vest on June 10, 2016 so long as Mr. Crowe is a member of our Board of Directors on such date.

(5)
Ms. Lynn did not stand for re-election to our Board of Directors when her term expired upon the 2015 annual meeting of stockholders, and therefore, she no longer served as a director effective June 10, 2015.

(6)
As of December 31, 2015, Mr. Mack held 1,585,532 stock options and 11,717 RSUs. 25% of the option vested on April 11, 2012 with the remainder vesting ratably over the successive 16 quarters, subject to continued service through each vesting date. The RSUs vest on June 10, 2016 so long as Mr. Mack is a member of our Board of Directors on such date.

(7)	As of December 31, 2015, Ms. Meeker held 11,717 RSUs, which vest on June 10, 2016 so long as Ms. Meeker is a member of our Board of Directors on such date.

(8)
As of December 31, 2015, Mr. Morris held 660,000 stock options and 11,717 RSUs. One-sixteenth of the option vested on June 1, 2013 with the remainder vesting ratably over the successive 16 quarters, subject to continued service through each vesting date. The RSUs vest on June 10, 2016 so long as Mr. Morris is a member of our Board of Directors on such date.

(9)
As of December 31, 2015, Mr. Summers held 333,108 stock options and 11,717 RSUs. 25% of the option vested on December 13, 2012 with the remainder vesting ratably over the successive 16 quarters, subject to continued service through each vesting date. The RSUs vest on June 10, 2016 so long as Mr. Summers is a member of our Board of Directors on such date.

(10)
Includes an initial stock option award to purchase 320,000 shares of common stock granted to Mr. Williams in 2015 in connection with his appointment to the Board of Directors in 2014. As of December 31, 2015, Mr. Williams held 320,000 stock options and 11,717 RSUs. 25% of the option vested on January 8, 2016 with the remainder vesting ratably over the successive 16 quarters, subject to continued service through each vesting date. The RSUs vest on June 10, 2016 so long as Mr. Williams is a member of our Board of Directors on such date.

Director Stock Ownership Guidelines

Our Board of Directors established stock ownership guidelines, at the recommendation of the Compensation Committee, to better ensure that our non-employee directors each maintain an appropriate equity stake in our company. Our guidelines require that each non-employee director hold an equity stake in our company equal in value to not less than $500,000, within three years from the date of appointment or election to our Board of Directors.

EXECUTIVE OFFICERS

Executive Officers

The following table identifies certain information about our executive officers as of April 26, 2016. Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Renaud Laplanche	45	Chairman and Chief Executive Officer
Carrie Dolan	51	Chief Financial Officer
Scott Sanborn	46	President
John MacIlwaine	46	Chief Technology Officer
Sandeep Bhandari	43	Chief Credit Officer

Renaud Laplanche is our founder and has served as our Chief Executive Officer and as a member of our Board of Directors since October 2006. From June 2005 to October 2006, Mr. Laplanche served as Head of Product Management, Search Technologies, for Oracle Corporation, a computer technology corporation. From September 1999 to June 2005, Mr. Laplanche served as the founder and Chief Executive Officer of TripleHop Technologies, an enterprise software company, the assets of which were acquired by Oracle Corporation in June 2005. Mr. Laplanche holds a post-graduate DESS-DJCE degree (tax and corporate law) from the Université de Montpellier, Montpellier, France and an M.B.A. from HEC Business School, Paris, France. Mr. Laplanche was chosen to serve on our Board of Directors because of the perspective and experience he brings as our founder and Chief Executive Officer and his experience with high growth technology companies.

Carrie Dolan has served as our Chief Financial Officer since August 2010. From May 2007 to January 2010, Ms. Dolan served as Treasurer for The Charles Schwab Corporation, a financial advisory company. She also served as Chief Financial Officer of Schwab Bank from January 2008 to January 2010. Ms. Dolan holds a B.S. in finance and accounting and an M.B.A. from the University of California, Berkeley’s Haas School of Business.

Scott Sanborn has served as our President since April 2016. Mr. Sanborn previously served as our Chief Operating and Marketing Officer from April 2013 and served as our Chief Marketing Officer from May 2010 to March 2013. From November 2008 to February 2010, Mr. Sanborn served as the Chief Marketing and Revenue Officer for eHealthInsurance, an e-commerce company. Mr. Sanborn holds a B.A. in literature from Tufts University.

John MacIlwaine has served as our Chief Technology Officer since July 2012. From December 2011 to July 2012, Mr. MacIlwaine served as the Chief Information Officer at Green Dot Corporation, a provider of prepaid financial services. From April 2007 to November 2011, Mr. MacIlwaine served as head of global development at Visa, Inc., a credit card company, where he led program management and information services, including web application development, data warehousing, business intelligence and mobile development, and oversaw all new technology initiatives. Mr. MacIlwaine holds a B.S.E. in computer engineering from the University of Michigan.

Sandeep Bhandari has served as our Chief Credit Officer since August 2015. From March 2000 to August 2015, Mr. Bhandari held various positions at Capital One Bank, where he most recently was the Assistant Chief Credit Officer at Capital One Bank and Venture Partner. Mr. Bhandari holds a B. Tech in mechanical engineering from the Indian Institute of Technology in Delhi and an M.B.A. from the Indian Institute of Management in Ahmedabad.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section describes our executive compensation philosophy, objectives and design, our compensation- setting process, our executive compensation components and the decisions made in 2015 for our named executive officers (NEOs), who were the following executive officers for 2015:

•	Renaud Laplanche, our founder, Chairman and Chief Executive Officer;

•	Carrie Dolan, our Chief Financial Officer;

•	Scott Sanborn, our President;

•	John MacIlwaine, our Chief Technology Officer; and

•	Chaomei Chen, our former Chief Risk Officer.

Ms. Chen retired as our Chief Risk Officer, effective December 31, 2015, and Mr. Sanborn was promoted to President on April 18, 2016. The compensation provided to our NEOs for 2015 is set forth in detail in the Summary Compensation Table and other tables and the accompanying footnotes and narrative that follow this section.

Executive Compensation Philosophy, Objectives and Design

Philosophy. Our mission is to transform the banking system to make credit more affordable and investing more rewarding. To succeed, we must develop new products, update existing products, attract borrowers and investors, operate within an efficient cost structure and deliver a great borrower and investor experience. To achieve these objectives, we need a highly talented team of engineering, product, marketing and general and administrative professionals. We also expect our team to possess and demonstrate strong leadership and management capabilities.

We believe that to attract, retain and motivate highly talented employees, including our executives, we must foster our company culture, which serves as the basis on which we hire, evaluate and reward the performance of our employees and that we must also continue to review and, when necessary, make changes to our executive compensation.

Objectives. The objectives of our executive compensation are to:

•	recruit an exceptional executive team;

•	incentivize and reward the achievement of strategic and financial goals of the company, with an emphasis on long-term goals;

•	ensure each of our executive officers receives a total compensation package that encourages his or her long-term retention; and

•	align the interests of our executives with those of our stockholders.

Design. Our executive compensation has been principally weighted toward equity, in the form of stock options. Our Board of Directors believes that this form of compensation focuses our executives on achieving our long-term strategic and financial goals. Our Board of Directors also believes that making equity awards a key component of executive compensation aligns the executive team with the long-term interests of our stockholders. To maintain competitive executive compensation, we also offer cash compensation in the form of base salaries to reward individual contributions and compensate our employees for their day-to-day responsibilities and (ii) annual bonuses to reward and incentivize achievement of our shorter-term objectives.

As part of our annual compensation planning our management and Board of Directors engaged Compensia, a national compensation consulting firm, to assess our executive pay levels relative to public company market norms and evaluate our executive compensation, including our mix of cash and equity compensation in 2015.

We will continue to evaluate our executive compensation at least annually and more frequently if circumstances require based on our business objectives and the competitive environment for talent. We also anticipate continuing our emphasis on pay-for-performance and long-term incentive compensation for our executive officers. Our Compensation Committee again retained Compensia to provide executive compensation advisory services for 2016.

Compensation-Setting Process

Role of Management. In setting 2015 compensation, our Chief Executive Officer, Chief Financial Officer and Chief People Officer worked closely with our Compensation Committee. Our Chief Executive Officer made recommendations to our Compensation Committee regarding compensation for our executive officers other than himself because of his daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding his or her own compensation package.

Role of Our Compensation Committee. Our Compensation Committee oversees our NEO and director compensation, including making recommendations regarding our Chief Executive Officer’s compensation. Our Compensation Committee is expected to meet at least twice a year or more frequently, as determined appropriate by our Compensation Committee.

Compensation Governance. Our Compensation Committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk and aligning our compensation with the creation of long-term value for our stockholders. During 2015, the following practices were in effect:
•our Compensation Committee is comprised solely of independent directors under the NYSE listing standards;

•	our Compensation Committee conducts an annual review and approves our compensation strategy; and

•	our Compensation Committee retains discretion on bonus payouts to enable it to respond to unforeseen events and adjust bonus payouts as appropriate.

Role of Compensation Consultant. Our Board of Directors selected Compensia to advise on executive compensation matters given its expertise in the technology industry and its knowledge of our peer companies. During 2015, Compensia provided the following services to our Compensation Committee:

•	advised on our executive pay as a publicly- traded company;

•	assisted in the development of the peer group of companies we use to understand market competitive compensation practices; and

•	reviewed and assessed our Chief Executive Officer and other executive officer base salaries, cash bonuses and equity compensation levels and plan structures relative to the market and our peers;

Compensia does not provide any services to us other than the services described above. In April 2016, the Compensation Committee assessed the independence of Compensia pursuant to SEC and NYSE rules and concluded that no conflict of interests exists that would prevent Compensia from independently advising the Compensation Committee.

Use of Comparative Market Data.

In connection with our retention of Compensia, our Compensation Committee directed management to conduct a market analysis for purposes of understanding the competitive market for executive talent and making executive compensation comparisons. As part of this undertaking, we formalized our process of identifying a peer group for comparative purposes. Following discussions with our management team, our Compensation Committee and Compensia identified comparative peer group companies that they believed would be useful in determining a reference point for what we should consider to be “market” levels of cash and equity compensation.

In developing our compensation peer group, we focused primarily on public technology companies whose shares are listed in the United States. We considered the revenue, revenue growth, net income and market capitalization of these companies, and determined that selecting peer companies with levels both above and below our own financial metrics was appropriate. Our management and Compensation Committee believed that the peer group established was appropriate due to our historical and recent rapid growth. The compensation peer group includes a combination of internet and technology companies where, as a result of rapid growth, the scope and complexity of the peer companies’ senior executive positions were comparable to the scope and complexity of our executive positions.
In 2015, our Compensation Committee determined to use the following peer group of companies:

CoStar Group	Shutterstock
GrubHub	Splunk
HomeAway	TripAdvisor
LinkedIn	Twitter
MarketAxess Holdings	Workday
MercadoLibre	Yelp
Pandora Media	Zillow
ServiceNow

Our Compensation Committee expects to periodically review and update this peer group.

Our management and our Compensation Committee also reviewed compensation data from a group of technology companies based in the San Francisco bay area and also companies with revenues between $200 million and $1 billion in the Radford Global Technology Survey published by AON (Radford Survey).

In setting NEO compensation for 2015, our Compensation Committee reviewed our executive compensation against our peer group and the Radford Survey to ensure that our executive officer compensation is sufficient to achieve its objectives. Management provided our Compensation Committee with total compensation data at various percentiles within both the peer group and the Radford Survey. Overall, based on our peer group analysis, annual base and total cash compensation for each of our NEOs was generally below the median of similarly situated executives in both our peer group and the Radford Survey.

Our Compensation Committee also reviewed the in-the-money value of current vested and unvested equity holdings of our executive officers against a reference group of recent technology company initial public offerings with post- offering market capitalizations of greater than $500 million in making the equity-related compensation decisions discussed under “Compensation Discussion and Analysis—Equity Compensation.”

While our Compensation Committee considered this data in determining executive officer compensation, it did not seek to benchmark our total executive compensation to any particular level. The total compensation for our NEOs was not determined based on any pre-set “target” percentile of market. Rather, we sought to compensate our executive officers at a level that would allow us to successfully retain the best possible talent for our executive team. We relied heavily on the knowledge and experience of our Compensation Committee and management in determining the appropriate compensation levels for our executive officers.

Role of Stockholder Advisory Vote on Executive Compensation

At our 2015 Annual Meeting, we held a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say on pay” vote. Over 95% of the votes cast by stockholders were in favor of our say on pay proposal. Our Compensation Committee considered the result of this advisory vote and been mindful of the strong support our stockholders expressed for our executive compensation philosophy, objectives and design.

Based on the results of a separate non-binding advisory vote, our stockholders approved, on a non-binding advisory basis, a proposal to hold a non-binding, advisory vote on the compensation of the Company’s NEOs every year. Accordingly, we are holding our second advisory vote on the compensation of our NEOs this year (see Proposal 2) and will hold another advisory vote on the compensation of our NEOs at our 2017 annual meeting. This policy will remain in effect until the next stockholder vote on the frequency of stockholder advisory votes on the compensation of our named executive officers, excepted to be held no later than our 2021 annual meeting of stockholders.

Executive Compensation Components

Elements of Executive Compensation. Our 2015 NEO compensation packages include:

•	base salary;

•	cash bonuses; and

•	equity-based compensation in the form of stock options;

We believe that our compensation mix supports our objective of focusing on at-risk compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term.

Base Salary. In determining base salaries for 2015, our Compensation Committee considered the overall compensation package of our executives and, in particular, the fact that we have historically assigned greater emphasis on providing equity compensation in the form of stock options in order to motivate our executive team and foster long-term growth for the benefit of our stockholders. Historically, our executive officers have received base salaries within a very narrow range that was established when we were a smaller company and that was based on our desire to maintain internal pay equity between executive officers. As we have grown, we have gradually increased base salaries for our executive officers with the goal of bringing salaries closer to market levels for each role over time.

In early 2015, our Compensation Committee reviewed executive base salaries and determined they were in line similarly situated executives in our peer group, and decided to keep base salaries at the same level as the previous year. Our Compensation Committee approved base salaries of $461,500, $350,000, $330,000, $300,000 and $300,000 for Mr. Laplanche, Mr. Sanborn, Ms. Dolan, Ms. Chen and Mr. MacIlwaine, respectively.

Cash Bonuses. Our Board of Directors approved cash bonuses for 2015 for our executive officers, including our NEOs, in order to reward our executive officers for achieving our financial and operational goals. Historically, target cash bonuses for executive officers, which had been established as target dollar amounts, varied based on specific negotiations with the individual, usually in connection with the individual’s hiring. In determining target bonuses for 2015, our Compensation Committee considered the peer group and Radford Survey data and recommended target cash bonuses for our NEOs in-line with the median survey data as a percentage of each NEO’s salary for the performance period.

NEO bonuses for 2015 were based on the achievement of financial corporate performance metrics during such period, with pro-rata payout between 25% and 150% of the target performance level established for each metric. For this period, 100% of our Chief Executive Officer’s bonus was based on the achievement of these corporate performance metrics, while 75% of each other NEO’s bonus was based on the achievement of the corporate performance metrics and 25% of the bonus was based on individual performance as determined by our Chief Executive Officer. The individual performance portion of the bonus can be achieved at a level between 0% and 200%.

In February 2016, the Compensation Committee approved a modification to the 2015 cash bonus plan that allowed our executive officers to elect to receive their 2015 cash bonus in the form of cash or fully vested stock options. Messrs. Laplanche and Sanborn opted to receive 100% of their 2015 cash bonus, net of tax, in the form of stock options. The fair value of the option was computed using the Black-Scholes option pricing model.

In addition, in connection with Ms. Chen’s retirement as the company’s Chief Risk Officer, on October 27, 2015, the Compensation Committee approved the payment of Ms. Chen’s target 2015 cash bonus on December 31, 2015.

Corporate Performance Metrics. Our Compensation Committee established total revenue and adjusted EBITDA margin as the two financial measures to be used as our corporate performance metrics for the payment of cash bonuses for the 2015 performance period. The total revenue target for the 2015 performance period was $389.2 million, which was weighted at 60%, and our adjusted EBITDA margin target was 11%, which was weighted at 40%.

For additional information about adjusted EBITDA margin, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliations of Non-GAAP Financial Measures” in our Annual Report on Form 10-K.

At the time these performance metrics were set, our Compensation Committee believed that the corporate performance metrics were challenging and aggressive. In order to reach target payouts, we would have had to achieve an exceptional year-over-year increase in our annual total revenue and adjusted EBITDA margin. Our Compensation Committee believed that the achievement of the performance metrics at the target levels would require excellent leadership, effective management and a clear focus on driving and achieving results throughout the period.

Individual Performance Measures. We expect a high level of performance from each of our executive officers in carrying out his or her respective responsibilities. As a result, each executive officer is evaluated based on his or her overall performance. Our Chief Executive Officer evaluates each executive officer’s individual performance (other than his own) and compensation level and, for purposes of determining bonuses, made a recommendation to our Compensation Committee.

The Compensation Committee determined that the 2015 individual bonus achievement for each of Ms. Dolan, Mr. Sanborn, Mr. MacIlwaine and Ms. Chen was 140%, 316%, 407% and 100%, respectively. The Compensation Committee determined that Mr. Sanborn’s and Mr. MacIlwaine’s extraordinary contributions to the company, including Mr. Sanborn’s role as both the Chief Operating and Chief Marketing Officer and Mr. MacIlwaine’s important role in the development of our technology infrastructure, warranted an individual achievement component in excess of 200%.

Bonus Payments for the 2015 performance period. In early 2016, our Compensation Committee reviewed estimates of our corporate performance for the year ended December 31, 2015 against our performance metrics and determined that we achieved 110% of our revenue target and 163% of our Adjusted EBITDA margin target yielding a blended rate of 141% corporate performance achievement. This corporate performance rate was also used to fund the employee bonus pool and used as a guideline to determine the payout rate of all employee cash bonuses, which are distributed in a lump sum earlier in the year than our NEO bonus payouts. Our management decided to use an actual corporate performance achievement payout rate for all employee bonuses of 140%. Our Compensation Committee used the same payout rate to establish the size of the bonuses available to executives, including our NEOs, for the 2015 performance period.

The following table summarizes the calculations that were used in determining the cash bonus paid in March 2016 to each of our NEOs for the 2015 performance period:

	Annual Salary ($)	Bonus Target (%)	Bonus Target ($)	Individual Bonus Component (%)	Individual Bonus Achievement (%)	Company Bonus Component (%)	Company Bonus Achievement (%)	Total Bonus Payout ($)
Laplanche, Renaud	461,500	85	392,275	0	N/A	100	140	549,185
Dolan, Carrie	330,000	50	165,000	25	140	75	140	231,000
Sanborn, Scott	350,000	65	227,500	25	316	75	140	418,500
MacIlwaine, John	300,000	50	150,000	25	407	75	140	310,000
Chen, Chaomei	300,000	35	105,000	25	100	75	100	105,000

Equity Compensation. We have used stock options as the principal component of our executive compensation. Consistent with our compensation objectives, we believe this approach aligns our executive team’s contributions with our stockholder’s long-term interests and allows our executive team to participate in any future appreciation in our common stock. We believe that stock options also serve as an effective retention tool due to vesting requirements that are based on continued service with us and help create an ownership culture. In granting stock options, we customarily considered, among other things, the executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities and market conditions.

In 2014, our Compensation Committee reviewed the aggregate stock options held by each NEO. This review involved a comparison of the aggregate equity awards held by our NEOs compared to our peer group, as well as an analysis of each NEO’s total equity holdings in light of the objective of long-term retention. At the recommendation of our Compensation Committee, our Board of Directors granted stock options to our NEOs in 2014. Based on the awards granted in 2014 and each NEO’s total equity holdings in 2015, our Compensation Committee did not award additional equity compensation during 2015.

In connection with Ms. Chen’s retirement as the company’s Chief Risk Officer and in consideration of the work done during her time with the company, on October 27, 2015, the Compensation Committee accelerated the vesting of stock options to purchase 40,832 shares of our common stock, which represented options that would have vested over the six months following December 31, 2015. The intrinsic value of the accelerated options was $346,266 based on the closing price of our common stock of $13.47 on October 27, 2015, and the weighted average exercise price of these accelerated options of $4.99.

Other Compensation Information

Benefits Programs

Our employee benefit programs, including our 401(k) plan, our 2014 Employee Stock Purchase Plan (ESPP) and health and welfare programs, are designed to provide a competitive level of benefits to our employees, including our executive officers and their families. We adjust our employee benefit programs as needed based on regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our compensation. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

Post-Employment Compensation

In January 2015, we entered into new employment agreements with each of our NEOs. For additional information regarding these employment agreements, see “—Employment Agreements.”

The new employment agreements with our NEOs also provide for certain protection in the event of their termination of employment under specified circumstances, including following a change in control. We believe that these protections are necessary to induce these individuals to forego other opportunities. We also believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our company.

For additional information regarding these severance and change in control arrangements, see “—Potential Payments Upon Termination or Change in Control.”

162(m) Tax Deductibility

Section 162(m) of the Code limits the amount that we may deduct from our federal income taxes for remuneration paid to our NEOs to $1 million per executive officer per year, unless certain requirements are met. Section 162(m)

provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by covered executive officers on the exercise of qualifying compensatory stock options. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. We believe that, to date, all of the compensation that has been granted to our NEOs has been exempt from the Section 162(m) deduction limitation. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible. Our Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our company and stockholders.

Hedging and Pledging Policy

We have established an Insider Trading Policy, which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our officers and directors are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account without the prior approval of our General Counsel and disclosure to the Audit Committee.

Compensation Risk Assessment

Our management team evaluates and mitigates any risk that may exist relating to our compensation plans, practices and policies for all employees, including our NEOs. Management assesses all of our executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process included a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across our business based on differing goals established for particular business functions. Incentive compensation targets are reviewed annually and adjusted as necessary to align with our company performance goals and the overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives. Our management has concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2015 (FY 2015), 2014 (FY 2014) and (FY 2013) by each of our NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($) (1)	Option Awards ($) (2)	Total ($)
Laplanche, Renaud	2015	461,500	-	549,185(3)		1,010,685
Chief Executive Officer	2014	438,750	-	409,690	10,781,599	11,630,039
	2013	314,583	-	203,625	-	518,208

Dolan, Carrie	2015	330,000		231,000		561,000
Chief Financial Officer	2014	329,167	-	180,558	2,655,166	3,164,891
	2013	314,583	-	152,266	-	466,849

Sanborn, Scott	2015	350,000	48,812(4)(5)	369,688(4)		768,500
President	2014	345,833	-	297,131	5,390,809	6,033,773
	2013	314,583	-	162,516	-	477,099

MacIlwaine, John	2015	300,000	66,250(6)	243,750		610,000
Chief Technology Officer	2014	300,000	-	170,158	1,931,036	2,401,194
	2013	300,000	87,500	117,198	-	504,698

Chen, Chaomei(7)	2015	300,000	-	105,000	346,266(8)	751,266
Former Chief Risk Officer	2014	295,000	-	110,741	1,303,440	1,709,181
	2013	270,000	-	86,516	-	356,516

(1)	For more information regarding our non-equity incentive plan awards, see “—Compensation Discussion and Analysis—Executive Compensation Components—Cash Bonuses.”

(2)
The amounts reported in this column do not reflect the amounts actually received by our NEOs. These amounts instead reflect the aggregate fair value of each stock option granted to our NEOs during the period presented, as computed using the Black-Scholes option pricing in accordance with FASB ASC 718. Assumptions used in the calculations are included in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our NEOs who have received options will only realize compensation with regard to the these options to the extent that the NEO's fulfill the vesting requirements and the market price of our common stock is greater than the exercise price of such options on the day of exercise.

(3)
Mr. Laplanche elected to receive 100% of his cash bonus in the form of fully vested stock options to purchase 77,664 shares of common stock. The aggregate grant date fair value of these stock options was $339,601, which was equal to his cash bonus, net of his withholding for tax.

(4)
Mr. Sanborn elected to receive 100% of his bonus in the form of fully vested stock options to purchase 59,495 shares of common stock. The aggregate grant date fair value of these stock options was $260,154, which was equal to his cash bonus, net of his withholding for tax.

(5)	Represents the discretionary portion of Mr. Sanborn’s award that was in excess of the maximum possible payout under the non-equity incentive plan.

(6)	Represents the discretionary portion of Mr. MacIlwaine’ s award that was in excess of the maximum possible payout under the non-equity incentive plan.

(7)	Ms. Chen retired as the company’s Chief Risk Officer, effective December 31, 2015.

(8)
In connection with Ms. Chen’s retirement, in October 2015, the Compensation Committee accelerated the vesting of stock options to purchase 40,832 shares of common stock, which represented the options held by Ms. Chen that would have vested over the six months following her retirement. The amount in this column represents the incremental fair value of Ms. Chen’s modified stock options.

Grants of Plan-Based Awards In 2015

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2015.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Laplanche, Renaud	2/10/2015	98,069	392,275	588,413
Dolan, Carrie	2/10/2015	30,938	123,750	268,125
Sanborn, Scott	2/10/2015	42,656	170,625	369,688
MacIlwaine, John	2/10/2015	28,125	112,500	243,750
Chen, Chaomei	2/10/2015	19,688	78,750	170,625

(1)
Possible Payouts were calculated using Threshold, Target and Maximum percentages of 0%, 100% and 200%, respectively, for the Individual Bonus Achievement component and 25%, 100% and 150%, respectively for the Company Bonus Achievement component,. This represents a total possible Threshold, Target and Maximum of 19%, 100% and 163%, respectively for the NEOs other than Mr. Laplanche. Mr. Laplanche’s total possible Threshold, Target and Maximum is equal to 25%, 100% and 150%, respectively. Actual non-equity incentive plan awards received for the fiscal year 2015 performance period were $549,185, $231,000, $418,500, and $310,000 for Mr. Laplanche, Ms. Dolan, Mr. Sanborn, and Mr. MacIlwaine, respectively. The portion of Mr. Sanborn and Mr. MacIlwaine’s non-equity incentive compensation award in excess of the maximum possible payout was discretionary and reported as a bonus in the summary compensation table. Messrs. Laplanche and Sanborn elected to receive their cash bonuses in the form of stock options, which had a fair value of their respective cash bonus, net of tax. In connection with Ms. Chen’s retirement on December 31, 2015, the Compensation Committee approved the payment of Ms. Chen’s target non-equity inventive plan award of $105,000. For more information regarding the achievement of these non-equity incentive plan awards, see “—Compensation Discussion and Analysis— Executive Compensation Program Components—Cash Bonuses.”

2015 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding outstanding equity awards held by our NEOs that remained outstanding as of December 31, 2015.

Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
Laplanche, Renaud	02/24/2014	(1)	506,600	2,195,284	4.99	02/24/2024
	10/16/2012	(2)	1,500,000	500,000	0.70	10/16/2022
	05/28/2010	(3)	5,280,000	—	0.10	05/28/2020
Dolan, Carrie	02/24/2014	(1)	124,760	540,628	4.99	02/24/2024
	10/16/2012	(2)	349,227	200,000	0.70	10/16/2022
	02/23/2011	(4)	153,658	—	0.10	02/23/2021
Sanborn, Scott	02/24/2014	(1)	253,300	1,097,644	4.99	02/24/2024
	10/16/2012	(2)	575,000	250,000	0.70	10/16/2022
	05/28/2010	(5)	1,343,060	—	0.10	05/28/2020
MacIlwaine, John	02/24/2014	(1)	90,732	393,188	4.99	02/24/2024
	10/16/2012	(6)	635,824	253,916	0.70	10/16/2022
Chen, Chaomei	02/24/2014	(7)	95,108	—	4.99	3/31/2016
	02/16/2012	(8)	568,108	—	0.18	3/31/2016

(1)
The holder’s right to purchase 25% of the shares subject to the option vested on May 24, 2015, and the holder's right to purchase the remaining shares subject to the option vests ratably over the following 15 calendar quarters.

(2)	The holder’s right to purchase the shares subject to the option vests ratably over 16 calendar quarters beginning October 1, 2012.

(3)
The holder’s right to purchase 25% of the shares subject to the options vested on April 1, 2011, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters

(4)
The holder’s right to purchase 25% of the shares subject to the options vested on August 16, 2011, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters.

(5)
The holder’s right to purchase 25% of the shares subject to the options vested on May 24, 2011, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters

(6)
In connection with a domestic relations settlement and the acceleration of certain of the option shares, which modified the option's original vesting schedule, the option vests as follows: (i) 5.68% on July 19, 2013, (ii) 22.73% on July 31, 2013, (iii) 4.23% on October 31, 2013, (iv) 7.10% on each of January 31, 2014 and January 31, 2015, (v) 4.01% on April 30, 2014, (vi) 6.25% on each of July 31, 2014, April 30, 2015 and July 31, 2015, (vii) 5.4% on October 31, 2014, (viii) 5.40% on October 31, 2015, (ix) 7.10% on January 31, 2016, and (x) 6.25% on each of April 30, 2016 and July 31, 2016.

(7)	In connection with Ms. Chen’s retirement, the Compensation Committee approved the acceleration of 40,832 shares of Ms. Chen’s options.

(8)
The holder’s right to purchase 25% of the shares subject to the options vested on June 1, 2012, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters.

2015 Option Exercises

The following table sets forth for each of our NEOs the number of shares of our common stock acquired upon the exercise of stock options during 2015 and the aggregate value realized upon exercise.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)
Laplanche, Renaud	—	—
Dolan, Carrie	38,745	518,337
Sanborn, Scott	175,000	2,243,346
MacIlwaine, John	100,000	1,244,670
Chen, Chaomei	724,996	6,976,838

(1)
The value realized on exercise represents the difference between the actual sales price to a third party of the shares underlying the options exercised and the applicable exercise price of those options.

Employment Agreements

In January 2015, we entered into new employment agreements with each of our NEOs, which provide for at-will employment, a base salary in an amount determined by our Board of Directors or a committee thereof, a cash bonus based on a target percentage of the NEO’s then-current base salary determined by our Compensation Committee and standard employee benefit programs.

If an NEO other than Mr. Laplanche is terminated without cause or for good reason within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to 12 months of the NEOs base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 100% of the NEOs target bonus or most recent actual bonus payout, (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of the NEOs termination and (iv) accelerated vesting with respect to all of the NEOs unvested equity awards. If an NEO other than Mr. Laplanche is terminated without cause or for good reason not within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to six months of the NEOs base salary, (ii) a lump sum payment of the pro-rated amount of the NEO’s bonus as if he or she had been employed through the calendar year, to be determined in our sole discretion and (iii) six monthly cash payments equal to the monthly COBRA premium at the time of the NEOs termination.

If Mr. Laplanche is terminated without cause or for good reason within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 18 months of his base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 150% of his target bonus or most recent actual bonus payout, (iii) 18 monthly cash payments equal to the monthly COBRA premium at the time of his termination and (iv) accelerated vesting with respect to all of his unvested equity awards. If Mr. Laplanche is terminated without cause or for good reason not within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary, (ii) a lump sum payment of the pro-rated amount of his bonus as if he had been employed through the calendar year, to be determined in our sole discretion and (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of his termination.

All payments upon termination are subject to the NEO’s return of our property and release of claims against us. If the NEO’s employment is terminated for cause or voluntarily, then he or she will not receive any payments upon termination. Under the employment agreements, the NEOs are also subject to covenants regarding confidentiality, invention assignment and prohibition on solicitation of our employees or independent contractors for a period of six months following the termination of employment.

Under the employment agreements, “cause” means: (i) conviction in a criminal proceeding involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty or moral turpitude, or any felony or misdemeanor charge; (ii) any act or omission by the NEO involving dishonesty, disloyalty or fraud; (iii) a breach of fiduciary duty; (iv) substantial, willful or repeated disregard of the lawful and reasonable directives of our Board of Directors or our Chief Executive Officer clearly communicated in writing to the NEO, if not remedied within 30 days of the notice; (v) a breach of any non-solicitation or other restrictive covenant set forth in any agreement between the NEO and us, if not cured within 30 days of the notice; (vi) gross negligence or willful misconduct with respect to us or our customers, clients, contractors or vendors; (vii) an order, ruling or determination by a government body, court or self-regulatory organization that imposes a bar or disqualification on the NEOs employment with us; (viii) violation of our policies against unlawful discrimination and harassment; (ix) repeated alcohol or substance abuse while performing services for us; or (x) abandonment or gross dereliction of work duties.

Under the employment agreements, “change in control” means: (i) any merger or consolidation of us with or into another entity (other than any such merger or consolidation in which our stockholders immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of our assets; or (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from us or our stockholders a majority of our outstanding voting power or other ownership interest.

Under the employment agreements, “good reason” means: (i) a material diminution in base compensation unless the base salary of a majority of other employees at the same level as the NEO is also proportionately reduced; (ii) a change in the geographic location at which the NEO must perform services of greater than 50 miles; or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, subject to certain exceptions.

Potential Payments Upon Termination or Change in Control

Under the terms of the new employment agreements that we entered into with each of our NEOs, they are eligible to receive certain benefits in connection with the termination of their employment, depending on the circumstances, as further described above.

The actual amounts that would be paid or distributed to our NEOs as a result of a termination event occurring in the future may be different than those set forth below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of our common stock at the time of the termination event. Additionally, we or an acquirer may mutually agree with the NEOs on severance terms that vary from those provided in pre-existing agreements.

The tables below set forth the value of the benefits that each of our NEOs would be entitled to receive upon a qualifying termination event as of December 31, 2015. As used in the tables below, “involuntary termination” means termination without cause or for good reason, as described above.

Renaud Laplanche

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$461,500	$692,250
Bonus (1)	392,275	588,413
Health, dental and vision benefits	16,248	24,372
Equity Acceleration	—	7,191,997
Total potential severance payment	$870,023	$8,497,032

(1)
Assumes in the “no change in control” and the “change in control” scenarios a cash bonus payment equal to 100% and 150%, respectively, of Mr. Laplanche’s target bonus for the fiscal year 2015 performance period.

Carrie Dolan

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$165,000	$330,000
Bonus (1)	165,000	165,000
Health, dental and vision benefits	6,816	13,632
Equity Acceleration	-	1,816,619
Total potential severance payment	$336,816	$2,325,251

(1)	Assumes a cash bonus payment equal to 100% of Ms. Dolan’s target bonus for the fiscal year 2015 performance period.

Scott Sanborn

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$175,000	$350,000
Bonus (1)	227,500	227,500
Health, dental and vision benefits	8,124	16,248
Equity Acceleration	-	3,609,807
Total potential severance payment	$410,624	$4,203,555

(1)	Assumes a cash bonus payment equal to 100% of Mr. Sanborn’s target bonus for the fiscal year 2015 performance period.

John MacIlwaine

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$150,000	$300,000
Bonus (1)	150,000	150,000
Health, dental and vision benefits	6,606	13,212
Equity Acceleration	-	1,360,731
Total potential severance payment	$306,606	$1,823,943

(1)	Assumes a cash bonus payment equal to 100% of Mr. MacIlwaine’ s target bonus for the fiscal year 2015 performance period.

Chaomei Chen(1)

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$150,000	$300,000
Bonus (2)	105,000	105,000
Health, dental and vision benefits	6,606	13,212
Equity Acceleration	-	-
Total potential severance payment	$261,606	$418,212

(1)	Ms. Chen retired as the Company’s Chief Risk Officer, effective December 31, 2015.

(2)
Assumes a cash bonus payment equal to 100% of Ms. Chen’s target bonus for the fiscal year 2015 performance period. In connection with Ms. Chen’s retirement, the Compensation Committee accelerated the vesting of stock options to purchase 40,832 shares of common stock, which represented the options held by Ms. Chen that would have vested over the six months following her retirement. The incremental fair value of Ms. Chen’s modified stock options was $346,266.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2015.

Plan Category	(a) Total Number of Securities Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	(b) Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders	52,927,563	3.60	37,875,677
Equity compensation plans not approved by security holders	—	—	—

(1)	Prior to our IPO, we granted awards under our 2007 Stock Incentive Plan. Following our IPO, we granted awards under our 2014 Equity Incentive Plan.

(2)
Includes 2007 Stock Incentive Plan, 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan. Our 2014 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on January 1 of each year by the lesser of 5% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase or the number determined by our Board of Directors. Similarly, on January 1 of each year, the aggregate number of shares of our common stock reserved for issuance under our 2014 Employee Stock Purchase Plan shall be increased automatically by the number of shares equal to 1% of the total number of outstanding shares of our common stock on the immediately preceding December 31. In 2015, our Board of Directors determined not to increase the shares available for issuance under the 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE

This report of the Compensation Committee is required by the Securities and Exchange Commission (SEC) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by referenced into our Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Daniel Ciporin
Jeffrey Crowe (Chair)
John J. Mack

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2016, by:

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are exercisable within 60 days after March 31, 2016. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

We calculated percentage ownership based on 381,363,565 shares of common stock outstanding as of March 31, 2016 (not including treasury shares). In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of capital stock subject to RSU’s, options or other convertible securities held by that person that are exercisable within 60 days of March 31, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of LendingClub Corporation, 71 Stevenson Street, Suite 300, San Francisco, California 94105.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Renaud Laplanche (1)	16,587,455	4.3%
Carrie Dolan (2)	2,733,899	*
Scott Sanborn (3)	3,195,196	*
John MacIlwaine (4)	960,764	*
Chaoemi Chen (5)	276,299	*
Daniel Ciporin (6)	997,980	*
Jeffrey Crowe (7)	13,344,178	3.5%
John J. Mack (8)	3,014,104	*
Mary Meeker (9)	2,316,141	*
John C. (Hans) Morris (10)	517,500	*
Lawrence Summers (11)	691,808	*
Simon Williams (12)	591,952	*
All executive officers and directors as a group (13 persons)(13)	45,261,023	11.4%
5% Stockholders:
Entities Affiliated with Sands Capital Management, LLC (14)	44,037,073	11.6%
Entities Affiliated with Baillie Gifford & Company, Ltd (15)	34,397,891	9.0%
Entities Affiliated with Foundation Capital LLC (16)	27,067,152	7.1%
Entities Affiliated with Canaan Management, Inc. (17)	25,933,675	6.8%
Entities Affiliated with Morgan Stanley Investment Management, Inc. (18)	24,164,719	6.3%

*	Represents beneficial ownership of less than 1%.

(1)
Represents (i) 4,525,492 shares held by Renaud Laplanche and Natalia Dimtrieva, As Trustees of The Brant Point Trust U/A Dated 10/29/14, (ii) 4,000,000 shares held by Laplanche Dmitrieva Family 2012 Irrevocable Trust U/A DTD December 17, 2012 and (iv) 8,061,963 shares underlying stock options exercisable within 60 days of March 31, 2016 held by Mr. Laplanche. 4,515,492 shares beneficially owned by Mr. Laplanche are pledged as security.

(2)
Represents (i) 1,672,381 shares held by Dolan Family Trust U/A DTD 1/27/2003, (ii) 220,000 shares held by Dolan Family 2014 Irrevocable GST Exempt Trust (iii) 8,709 shares held by Ms. Dolan and (iv) 832,809 shares underlying stock options exercisable within 60 days of March 31, 2016 held by Ms. Dolan. 1,300,000 shares beneficially owned by Ms. Dolan are pledged as security.

(3)	Represents (i) 667,165 shares held by Mr. Sanborn and (ii) 2,528,031 shares underlying stock options exercisable within 60 days of March 31, 2016 held by Mr. Sanborn.

(4)	Represents (i) 14,106 shares held by Mr. MacIlwaine and (ii) 946,658 shares underlying stock options exercisable within 60 days of March 31, 2016 held by Mr. MacIlwaine.

(5)	Ms. Chen retired as the company’s Chief Risk Officer, effective December 31, 2015.

(6)	Represents (i) 949,708 shares held by Mr. Ciporin and (ii) 48,272 shares held by Daniel Ciporin 2014 Family Trust.

(7)
Represents (i) 12,822,020 shares held by Norwest Venture Partners X, L.P., (ii) 483,914 shares were beneficially owned by the Crowe Family Trust, 12/22/88, of which Mr. Crowe is a Trustee and (iii) the Laura Bassell Crowe Irrevocable Trust I, the Katherine Bassell Crowe Irrevocable Trust I, and the Molly Bassell Crowe Irrevocable Trust I, of which Mr. Crowe is a Trustee, each beneficially owned 12,748 shares. The general partner of Norwest Venture Partners X, L.P. is Genesis VC Partners X, LLC. The managing member of Genesis VC Partners X, LLC is NVP Associates, LLC. Promod Haque, Matthew Howard and Jeffrey Crowe, a member of our board of directors, are officers of NVP Associates, LLC. Each of these individuals has shared voting and investment power over the shares held by Norwest Venture Partners X, L.P. The address of Norwest Venture Partners X, L.P. is 525 University Avenue, Suite 800, Palo Alto, CA 94301-1922.

(8)
Represents (i) 794,286 shares held by Mr. Mack, (ii) 357,143 shares held by JJM 2014 GRAT Lending Club dated October 17, 2014, (iii) 277,143 shares held by JJM 2014 GRAT Lending Club II dated December 8, 2014, and (iv) 1,585,532 shares underlying stock options exercisable within 60 days of March 31, 2016 held by Mr. Mack.

(9)
Represents (i) 176,825 shares held by Ms. Meeker and (ii) 2,139,316 shares held by KPCB Holdings, Inc., as nominee. The shares are held in the name of “KPCB Holdings, Inc., as nominee” for the account of KPCB Digital Growth Fund, LLC and KPCB DGF Founders Fund, LLC (collectively, the Funds). John Doerr, Ted Schlein, Brook Byers, Bing Gordon and Mary Meeker, a member of our board of directors, are managing members of KPCB DGF Associates, LLC, the managing member of the Funds and, therefore, may be deemed to share voting and investment power over the shares held by the Funds.

(10)	Represents (i) 22,500 shares held by Mr. Morris and (ii) 495,000 shares underlying stock options exercisable within 60 days of March 31, 2016 held by Mr. Morris.

(11)
Represents (i) 376,376 shares held by Mr. Summers, (ii) 164,381 shares held by LHS 2014 Qualified Annuity Trust #3L, (iii) 65,275 shares held by LHS Qualified Annuity Trust #1L, (iv) 2,500 shares held by a relative of Mr. Summers and (v) 83,276 shares underlying stock options exercisable within 60 days of March 31, 2016 held by Mr. Summers.

(12)
Represents (i) 491,952 shares held by Mr. Williams, of which 192,000 are held by Camelot Financial Capital Management, LLC, an entity 100% beneficially owned by Mr. Williams and (ii) 100,000 shares underlying stock options exercisable within 60 days of March 31, 2016 held by Mr. Williams. 491,952 shares beneficially owned by Mr. Williams are pledged as security.

(13)
Represents (i) 30,594,007 shares held by our directors and executive officers as a group and (ii) 14,667,016 shares underlying stock options exercisable within 60 days of March 31, 2016 held by our executive officers and directors as a group.

(14)
Based solely on the Schedule 13G filed on February 16, 2016. Represents 44,037,073 shares held by Sands Capital Management, LLC and beneficially owned by clients of Sands Capital Management, LLC. Sands Capital Management, LLC clients include pension plans, endowments, foundations, mutual funds, charities, state and municipal government entities, Taft-Hartley plans, families, and individuals, among other types. The advisory clients of Sands Capital Management, LLC do not individually own more than 5% of the outstanding shares. The address of Sands Capital Management, LLC is 1101 Wilson Blvd., Suite 2300, Arlington, VA 22209.

(15)
Based solely on the Schedule 13G filed on February 3, 2016. Represents 34,397,891 shares held by Baillie Gifford & Co and beneficially owned by Baillie Gifford & Co. are held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. The address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK.

(16)
Based solely on the Schedule 13G filed on February 8, 2016. Represents (i) 26,632,144 shares held by Foundation Capital VI, L.P. (FC6) and (ii) 435,008 shares held by Foundation Capital VI Principals Fund, L.L.C. (FC6P). Foundation Capital Management Co. VI, L.L.C. (FCM6) serves as the sole general partner of FC6 and serves as the manager of FC6P. As such, FCM6 possesses voting and dispositive power over the shares held by FC6 and FC6P and may be deemed to have indirect beneficial ownership of the shares held by FC6 and FC6P. Paul R. Holland is a manager of FC6. The address of Foundation Capital is 250 Middlefield Road, Menlo Park, CA 94105.

(17)
Based solely on the Schedule 13G filed on November 10, 2015. Represents 25,933,675 shares held by Canaan VII L.P. The general partner of Canaan VII L.P. is Canaan Partners VII LLC. The managers of Canaan Partners VII LLC are Brenton Ahrens, John Balen, Stephen Bloch, Wende Hutton, Maha Ibrahim, Deepak Kamra, Gregory Kopchinsky, Guy Russo and Eric Young. Investment and voting decisions with respect to the shares held by Canaan VII L.P. are made by the managers of Canaan Partners VII LLC, collectively. The address of Canaan VII, L.P. is 285 Riverside Avenue, Suite 250, Westport, CT 06880.

(18)
Based solely on the Schedule 13G filed on February 11, 2016. Represents 24,164,719 shares held by Morgan Stanley and Morgan Stanley Investment Company Inc., and beneficially owned, or that may be deemed to be beneficially owned, by certain operating units (collectively, the "MS Reporting Units") of Morgan Stanley and its subsidiaries and affiliates (collectively, "MS"). The address of MS is 1585 Broadway, New York, New York 10036.

RELATED PARTY TRANSACTIONS

Related party transactions must be reviewed and approved by our Audit Committee when not conducted in the ordinary course of business subject to the standard terms of the our online marketplace or certificate investment program. Related party transactions may include any transaction between entities under common control or with a related person occurring since the beginning of our latest fiscal year, or any currently proposed transaction involving us where the amount involved exceeds $120,000. This review also includes any material amendment or modification to an existing related party transaction. We have defined related persons as members of the Board of Directors, executive officers, principal owners of our outstanding stock and any immediate family members of each such related persons, as well as any other person or entity with significant influence over our management or operations.

In addition to the executive officer and director compensation arrangements discussed above, from January 1, 2015 to December 31, 2015, several of our executive officers and directors (including immediate family members) have made deposits and withdrawals to their investor accounts and purchased loans, notes and certificates. All such transactions by related persons were made in the ordinary course of business and were transacted on terms and conditions that were not more favorable than those obtained by similarly situated third-party investors.

At December 31, 2015, Mr. Laplanche and Mr. Mack owned approximately 2% and 10%, respectively, of limited partnership interests in a holding company that participates in a family of funds with other unrelated third parties, which purchase whole loans and interests in whole loans from the Company. During the year ended December 31, 2015, this family of funds purchased $139.6 million of whole loans and $34.9 million of interests in whole loans. During the year ended December 31, 2015, the Company earned $636,000 in servicing fees and $357,000 in management fees from this family of funds, and paid interest of $7.4 million to the family of funds. The sales of whole loans and interests in whole loans, and the servicing and management fees charged were on terms and conditions that were not more favorable than those obtained by other third-party investors.

Subsequent to December 31, 2015, the Company invested $10 million for an approximate 15% limited partnership interest in the holding company and Mr. Laplanche invested an additional $4.0 million for an approximate 8% limited partnership interest in the holding company. The Risk Committee reviewed and approved the investment of $10 million in the holding company. As of close of business April 1, 2016, the Company, Mr. Laplanche and Mr. Mack owned approximately 31% of limited partnership interests in the holding company.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2015 with management and with Deloitte.

The Audit Committee has also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from us.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Jeffrey Crowe
John C. (Hans) Morris
Simon Williams (chair)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission (SEC) require our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC.

Based solely on our review of the reports filed during 2015 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2015, except with respect to (i) a Form 4 filing on August 27, 2015 by Mr. Crowe to report one transaction on August 14, 2015 by trusts over which Mr. Crowe has beneficial ownership and (ii) a Form 4 filing on February 5, 2015 by Ms. Meeker to report one transaction related to the pro rata distribution of shares to the respective members an entity where Ms. Meeker is a managing member.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our General Counsel at LendingClub Corporation, 71 Stevenson St., Suite 300, San Francisco, California 94105. Each communication from a stockholder should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the stockholder of record and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chairman of our Board of Directors.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of eight members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following individuals, each of whom is currently serving on our Board of Directors as a Class II director, were nominated by our Board of Directors for election at the Annual Meeting, each to serve until the 2019 annual meeting of stockholders or until his or her successor has been elected and qualified or his or her earlier death, resignation or removal:

•	John J. Mack

•	Mary Meeker

•	John C. (Hans) Morris

The three director nominees receiving the highest number of affirmative votes will be elected.

Each nominee has consented to being named in this proxy statement and to serve if elected. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board of Directors may determine.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing stockholders with a non- binding advisory vote on the compensation of our named executive officers as described above under the heading “Executive Compensation.” This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the affirmative vote of a majority of the shares cast for or against the matter at the Annual Meeting.

Stockholders are urged to read the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, which discusses our executive compensation philosophy, policies and practices, and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee believes that these policies and procedures are effective in advancing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of the named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, which is non- binding, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to LendingClub Corporation’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2016 Annual Meeting of Stockholders, is hereby APPROVED.”

The vote on our named executive officer compensation is an advisory vote only and will not be binding on us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation, values the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP (Deloitte) to be our independent registered public accounting firm for the year ending December 31, 2016, and recommends that the stockholders vote for ratification of such appointment. Deloitte has been engaged as our independent registered public accounting firm since 2013. The ratification of the selection of Deloitte as our independent registered public accounting firm for the year ending December 31, 2016 will be determined by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Deloitte to be present at the Annual Meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2015 and 2014:

	2015	2014
Audit fees(1)	$2,939,950	$1,842,000
Audit-related fees(2)	1,219,740	2,090,601
Tax fees(3)	—	25,025
All other fees(4)	75,102	151,847
Total fees	$4,234,792	$4,109,473

(1)
Audit fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q and (ii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years.

(2)
Audit-related fees include (i) assurance and related services, merger and acquisition due diligence and related service, (ii) the filing of our registration statements, including our Registration Statement on Form S-1 related to our initial public offering in 2014 and (iii) review of Securities and Exchange Commission filings.

(3)	Tax fees consist of tax consultation services.

(4)	All other fees represent fees not included in “Audit,” “Audit-Related” and “Tax fees.”

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by- case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte for 2014 and 2015 described above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to participate in the Annual Meeting via the Internet, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by phone, so that your shares may be represented at the Annual Meeting.

LENDINGCLUB CORPORATION
71 STEVENSON STREET
SUITE 300
SAN FRANCISCO, CA 94105

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 6, 2016, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to vote.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LC2016**

You may participate in the Meeting via the Internet and vote during the Meeting. Have your proxy card in hand and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 6, 2016, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E09563-P73269 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENDINGCLUB CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class II Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John J. Mack
02) Mary Meeker
03) John C. (Hans) Morris

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E09564-P73269

LENDINGCLUB CORPORATION
Annual Meeting of Stockholders
June 7, 2016 11:00 AM Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Renaud Laplanche and Carrie Dolan, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LENDINGCLUB CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Pacific Time on June 7, 2016, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side